                                                                     EXHIBIT 4.1



                          PROPRIETARY AND CONFIDENTIAL





                                  COMMON STOCK
                              INVESTMENT AGREEMENT


                                     Between



                       Promethean Investment Group L.L.C.



                                       And




                              Penederm Incorporated


                          Dated as of January 21, 1998

        INVESTMENT AGREEMENT dated as of January 21, 1998 between Promethean Investment Group L.L.C., a limited liability company organized and existing under the laws of the State of New York (together with its successors in interest and assigns or its designees, the "Investor"), and Penederm Incorporated, a corporation duly organized and existing under the laws of the State of Delaware (the "Company").

        WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to $10,000,000 (subject to increase as set forth in Section 2.2(a)) in shares (the "Shares") of the Company's common stock, par value $.01 per share (collectively, the "Common Stock"),

        NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

        Terms used herein which are not defined herein but are defined in the Registration Rights Exhibit, which is annexed hereto, incorporated herein and hereby made an integral part hereof shall have the same meaning herein as therein. This Agreement and the Registration Rights Exhibit attached hereto are referred to collectively herein as, the "Agreement".

                                   ARTICLE II

                        Purchase and Sale of Common Stock

Section 2.1. Purchase and Sale of Common Stock. Upon the terms and conditions set forth herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to those number of Shares having a value of $10,000,000 (subject to increase as set forth in Section 2.2(a)).

        Section 2.2.  Delivery of Put Notices.

               (a) At any time and from time to time during the period beginning on the Business Day following the initial effective date of the Registration Statement and ending on the earlier of (i) the date twenty-seven (27) months after the date hereof and (ii) termination of this Agreement in accordance with
Article VIII (the "Open Period"), the Company may, in its sole discretion, deliver written notices to the Investor (each such notice hereinafter referred to as a "Put Notice") stating a dollar amount (the "Dollar Amount") of Common Stock which the Company intends to sell to the Investor within the thirty-five
(35) Business Days (the "Purchase Period") following the date (the

"Put Notice Date") on which the Put Notice is given to the Investor by the Company in accordance with this Agreement. "Business Day" shall mean any day on which the Company's Principal Market is open for trading. The Dollar Amount designated by the Company in any given Put Notice shall be in increments of $250,000. Notwithstanding anything herein to the contrary, (A) the Investor shall not be required to purchase during the Purchase Period following a Put Notice Date a dollar amount of Common Stock which exceeds the lesser of (i) the Dollar Amount, subject to reduction during the Purchase Period as hereinafter provided, (ii) $3,000,000, subject to reduction during the Purchase Period as hereinafter provided, or (iii) twelve percent (12%) of the aggregate Trading Dollar Value (hereinafter defined) during those of the first thirty (30) Business Days of the Purchase Period during which the average per share Trading Dollar Value is $4.50 or more (the lesser of (i), (ii) or (iii) above shall be referred to herein as the "Required Dollar Amount"), but (B) the Investor may, at its election and pursuant to its Purchase Notices (hereinafter defined), purchase during any such Purchase Period up to one hundred thirty percent of the Required Dollar Amount; provided that (x) the Investor may not, pursuant to clause (B) of this Section, invest all or any portion of any amount in excess of a Required Dollar Amount, and (y) a Required Dollar Amount may not in any event include an amount which, if invested by the Investor hereunder, would result, in the case of either (x) or (y), in the Investor purchasing, during a Purchase Period, shares of Common Stock at a price determined in accordance with Section
2.3 hereof which, when aggregated with all other shares of Common Stock acquired by the Investor pursuant to this Agreement in the 90 calendar days preceding such Purchase Period, would result in the Investor having purchased pursuant to this Agreement, during such Purchase Period and such period of 90 calendar days, shares of Common Stock totaling more than 4.9% of the Common Stock outstanding on the Put Notice Date for such Purchase Period, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder. The Put Notice shall include a representation of the Company as to the Common Stock outstanding on the Put Notice Date as determined in accordance with Section 13(d) of the Exchange Act. In the event that the amount of Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the regulations promulgated thereunder is different on any date during a Purchase Period than on the Put Notice Date associated with such Purchase Period, the amount of Common Stock outstanding on such date during such Purchase Period shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement in the 90 calendar days preceding such date, would have acquired more than 4.9% of the Common Stock during such period. The amount provided in clause (A)(i) of this Section 2.2(a) shall be in effect at the beginning of each Purchase Period but shall be reduced during such Purchase Period by an amount equal to one-thirtieth of the Dollar Amount in effect at the beginning of such Purchase Period for each trading day during such Purchase Period on which the average per share Trading Dollar Value is less than $4.50 per share. The amount provided in clause
(A)(ii) of this Section 2.2(a) shall be in effect at the beginning of each Purchase Period but shall be reduced during such Purchase Period by $100,000 for each trading day during such Purchase Period on which the average per share Trading Dollar Value is less than $4.50 per share. For purposes hereof "Trading Dollar Value" shall mean the dollar value of the Common Stock traded on the Principal Market for the applicable day or period, provided that individual trades of 15,000 shares or more on any trading day shall, for this purpose, be treated as a trade of 10,000 shares at the average per share price at which such trades of 15,000 shares or more were actually made.

        (b) Notwithstanding any of the foregoing, the Company may not deliver a Put Notice and the Investor shall not be required to purchase any Common Shares
(i) if the Applicable Trading Price (hereinafter defined) on the Business Day prior to delivery of such Put Notice was less than $4.50 per share, (ii) if trading of the Common Stock on the Principal Market is suspended or the Common Stock is delisted or the Company receives notification from the Principal Market that the Company does not or will not meet the continued listing requirements for such Principal Market (unless the Company has addressed the matters set forth in such notification to the reasonable satisfaction of the Investor),
(iii) if the Common Stock is not registered under the Exchange Act or if the Registration Statement is no longer effective or is subject to a stop order or its use or the use of the prospectus which is a part thereof is otherwise suspended, (iv) if a Market Standoff Agreement (as defined in the Registration Rights Exhibit) is in effect or the Company has delivered a request to the Investor to enter into a Market Standoff Agreement, or (v) if no trade of the Common Stock on the Principal Market Occurred on the Business Day prior to the Put Notice. If (a) the Applicable Trading Price on any trading day during the Purchase Period associated with an effective Put Notice shall be less than $4.50 per share or (b) any of the events described in clauses (ii) and (iii) above occurs after an effective Put Notice is so delivered, and if any such circumstance described in (a) or (b) above so occurs before the entire Required Dollar Amount of Common Stock covered by such Put Notice shall have been purchased during the Purchase Period, then the Investor shall have no further obligation to purchase the balance of such Required Dollar Amount of Common Stock during such Purchase Period; provided, however, that on any day during the balance of such Purchase Period upon which such events described in clauses (ii) and (iii) above do not exist or which follows a trading day upon which the Applicable Trading Price shall be $4.50 per share or more, the Investor may in its sole discretion but shall not be required to give the Company one or more Purchase Notices covering some or all of such balance of the Required Dollar Amount, as well as some or all of the additional amounts of Common Stock which the Investor may elect to purchase during such Purchase Period pursuant to
Section 2.2(a)(B) above. The "Applicable Trading Price" with respect to the Common Stock on any day, shall mean the dollar volume-weighted average price of Common Stock reported on such Business Day (as calculated by Bloomberg Financial Markets through its "Volume at Price" function) or, in case no sales take place on such day, the average of the closing bid and asked prices on such prior day, in either case, as reported on the Bloomberg Financial Markets for such day, or, if not reported on the Bloomberg Financial Markets, the last quoted price on such prior day (or, if not so quoted, the average of the last quoted high bid and low asked prices) in the over the counter market, as reported by NASDAQ or such other system then in use, or, if on any such prior day no bids are quoted by any such organization, the average of the closing bid and asked prices on such prior day furnished by a professional market maker making a market in Common Stock selected by the Board of Directors of the Company, and, if on any such prior day, no market maker is making a market in the Common Stock, the fair market value of the Common Stock as of such prior day determined reasonably and in good faith by the Board of Directors of the Company.

               (c) During the Open Period, Put Notices may be delivered no more frequently than once in each period of thirty-six (36) consecutive Business Days, such that Put Notices and associated Purchase Periods do not overlap each other.

               (d) The Investor shall not in any event be required to invest more than $10,000,000 in the aggregate (excluding additional purchases which may be made at the election or option of the Investor pursuant to Section 2.2(a)(B)), under or pursuant to Put Notices given hereunder.

               (e) During the Open Period, the Company shall deliver such number of Put Notices to cause the Investor to purchase a Required Dollar Amount of Common Stock equal to $2,500,000 (the "Minimum Investor Purchase Amount"). During the first twelve (12) months of the Open Period, the Company shall deliver such number of Put Notices to cause the Investor to purchase a Required Dollar Amount of Common Stock equal to $1,000,000 (the "First Year Minimum Investor Purchase Amount").

        Notwithstanding the provisions of Section 2.2(e) above, the Company shall be under no obligation to issue any Put Notices during the term of this Agreement. If the Company fails to deliver Put Notices sufficient to cause the Investor to purchase the Minimum Investor Purchase Amount or the First Year Minimum Investor Purchase Amount, as the case may be, the Company shall not be considered in default of this Agreement, but the Company shall provide to the Investor the Shortfall Compensation. For the purposes hereof, "Shortfall Compensation" shall mean for each $1.00 of the Minimum Investor Purchase Amount or First Year Minimum Investor Purchase Amount that the Investor is not able to purchase due to lack of delivery of Put Notice(s), as the case may be, any one of the following as the Company shall elect in its sole discretion: (i) such number of shares of Common Stock that are registered and qualified for resale under applicable federal and state securities laws and that would equal $0.07,
(ii) a three-year Common Stock purchase warrant exercisable for such number of shares of Common Stock that would result in such warrant having a value (using the Black-Scholes model) equal to $0.07, or (iii) $0.07 in cash. The Shortfall Compensation shall be due, in the case of the First Year Minimum Investor Purchase Amount, ten (10) Business Days after the date which is the last day of the fifteenth month after the date hereof and, in the case the Minimum Investor Purchase Amount, ten (10) Business days after the date which is twenty-seven months from the date hereof. The determination of the number of Common Stock shares or warrant shares under (i) and (ii) above shall be made using the Applicable Trading Price on the seventh (7th) Business Day of the ten (10) Business Day period referenced in the preceding sentence. For each $0.07 in cash or the equivalent amount in shares of Common Stock or a Common Stock purchase warrant that the Company pays or issues (as the case may be) to the Investor as Shortfall Compensation with respect to the First Year Minimum Investor Purchase Amount, the Minimum Investor Purchase Amount shall be reduced by $1.00.

        Section 2.3. Determination of Price Per Share. The prices (each, a "Purchase Period Price Per Share") at which shares that the Company shall be obligated to issue and sell and the Investor shall be obligated to purchase in connection with a Put Notice (including, without limitations any such additional purchases pursuant to Section 2.2(a)(B)) shall be 90.5% (the "Common Stock Investment Percentage") of the Market Stock Price. For the purposes hereof, the "Market Stock Price" shall mean the average of each Applicable Trading Price during the five (5) Business Days immediately preceding a Purchase Notice Date (hereinafter defined) upon which shares of the Common Stock were traded on the Principal Market. The number of shares so to be purchased pursuant to each Purchase Notice shall be rounded to the nearest whole number so as to avoid the issuance of fractional shares.

        Section 2.4.  Purchase Closings.

               (a) Purchases of Common Stock by the Investor during a Purchase Period may be made at any time and from time to time during the Purchase Period pursuant to one or more "Purchase Notices" given by the Investor to the Company during the Purchase Period, each specifying the dollar amount to be invested by the Investor pursuant to such Purchase Notice and the Purchase Period Price Per Share at which Common Stock is to be so purchased pursuant to such Purchase Notice. If the entire Required Dollar Amount of Common Stock required to be purchased during such Period shall not have been covered by Purchase Notices before the last day of the Purchase Period, the Investor shall be deemed so to have given the Company a Purchase Notice on the last day of the Purchase Period specifying therein the balance of such Required Dollar Amount of Common Stock so to be purchased during such Period and the

Purchase Period Price Per Share applicable to such purchase. Each date upon which a Purchase Notice is or is deemed so to have been given is herein referred to as a "Purchase Notice Date."

               (b) Each purchase and sale of Common Stock pursuant to a Purchase Notice (a "Closing") shall take place on the third Business Day following the delivery of the Purchase Notice to which such Closing relates, or the earliest date thereafter on which all conditions to Closing have been satisfied. Each date on which a Closing occurs is referred to herein as a "Closing Date."

               (c) (i) On each Closing Date, the Company shall deliver to the Investor certificates representing the shares of Common Stock to be issued and sold to the Investor on such date and registered in the name of the Investor or deposit such shares into the accounts (and the Investor has confirmation that the shares are in such account) designated by the Investor for the benefit of the Investor and (ii) on each Closing Date, the Investor shall deliver to the Company the price to be paid for such shares (after receipt of confirmation of delivery of such shares), determined as aforesaid, by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the Company. In addition, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement at or prior to each Closing.

               (d) In the alternative to physical delivery of certificates for Common Stock, if delivery of the shares of Common Stock may be effectuated by electronic book-entry through Depository Trust Company ("DTC"), then delivery of the shares of Common Stock pursuant to such conversion shall, unless requested otherwise by such Investor (or holder of such shares), settle by book-entry transfer through DTC by the third Business Day following the Investor's delivery of a Purchase Notice to the Company. The parties agree to coordinate with DTC to accomplish this objective.

               (e) Subject to the Company's compliance with all of the terms and conditions of this Agreement, with respect to each Purchase Period, if the Investor shall fail to purchase the entire Required Dollar Amount by the third Business Day following the end of such Purchase Period, the Investor shall, in addition to any other remedies under this Agreement, pay as additional damages in cash to the Company, on the eighth Business Day following the end of such Purchase Period and on each succeeding fifth Business Day thereafter until the Required Dollar Amount is paid, an amount equal to one percent (1%) of the balance of the Required Dollar Amount that was not paid to the Company for such Purchase Period.

               (f) Subject to the Investor's compliance with all of the terms and conditions of this Agreement, with respect to each Closing, if the Company shall fail to deliver to the Investor the shares of Common Stock to be issued and sold to the Investor by the third Business Day following delivery of a Purchase Notice, whether by physical delivery of certificates or by book-entry transfer through DTC for such shares of Common Stock, the Company shall, in addition to any other remedies under this Agreement, pay as additional damages in cash to the Investor, by the eighth Business Day following the delivery of a Purchase Notice and on each succeeding fifth Business Day thereafter until the shares of Common Stock are delivered, an amount equal to one percent (1%) of the value of the shares not delivered to the Investor by the third Business Day following the delivery of a Purchase Notice.

        Section 2.5. Certain Adjustments. Applicable Trading Prices, Market Stock Prices, Purchase Period Prices Per Share, the Maximum Common Stock Issuance (hereinafter defined), the $4.50 amounts provided in Sections 2.2(a) and 2.2(b) hereof and the $4.50 amounts provided in Section 5.2 shall be adjusted appropriately to reflect stock splits, stock dividends, combinations and like transactions affecting the Common Stock.

        Section 2.6. Delisting/Deregistration/Suspension. If at any time during the Open Period or within thirty days after the end of the Open Period, (i) the Common Stock is delisted from the Principal Market or (ii) the Common Stock is not registered under the Exchange Act or (iii) trading of the Common Stock on the Principal Market is suspended for more than four (4) consecutive full Business Days for any reason(s) specific to the Company which have or are likely to have, individually or in the aggregate, an effect on the ongoing business, operations, properties or financial condition of the Company and any other entities controlled by the Company, taken as a whole, which is material and adverse to the Company and such entities, taken as a whole or (iv) if any registration statement with respect to the Common Stock issued or issuable hereunder (including the Registration Statement) is no longer effective or subject to a stop order or otherwise suspended by the Company as a result of action or inaction by the Company, and if, in the case of the circumstances described in clause (iv) of this Section 2.6, such circumstances shall exist for periods in excess of those provided in Section 7 of the Registration Rights Exhibit with respect thereto, the Investor shall have the right, at its option in its sole discretion, which right shall be exercised within thirty days of such event or occurrence, to sell to the Company, and the Company agrees to buy, promptly upon the exercise of such right by the Investor, but in any event within thirty (30) calendar days of the exercise of such right, and subject to the limitations imposed by the Delaware General Corporation Law, all or any part of the Common Stock issued to the Investor within 45 Business Days preceding the Investor's exercise of the option provided to it in this Section 2.6 and then held by the Investor at a price per share equal to the Market Stock Price at the time such share was purchased (the "Payment Amount"); provided, however, that the Company shall be under no obligation to repurchase such shares if the

Board of Directors of the Company determines in good faith, and the Company delivers written notice thereof to the Investor, that the repurchase is prohibited by the provisions of Section 160 of the Delaware General Corporation Law or any other provision of the Delaware General Corporation Law and further provided that the number of Shares of Common Stock subject to the Investor's option hereunder shall in no event exceed the number of such Shares acquired by the Investor hereunder during the 45 Business Days preceding the Investor's exercise of the option provided to it in this Section 2.6 and during no part of which any of the circumstances described in clause (i) through (iv) of this
Section 2.6 existed. If the Company fails to purchase the number of Shares of Common Stock from the Investor within thirty (30) calendar days of the exercise of the Investor's option hereunder for any reason other than the repurchase being prohibited pursuant to the Delaware General Corporation Law, the Company shall pay to the Investor, on the first Business Day following such thirtieth calendar day, in addition to and not in lieu of the amount payable by the Company to the Investor upon exercise of the option, an amount equal to two percent (2%) of the aggregate Payment Amount then due and payable to the Investor, in cash or by certified check or wire transfer, plus compounded annual interest of fifteen percent (15%) on such Payment Amount during the period, beginning on the day following such thirtieth calendar day, during which such amount, or any portion, is outstanding.

        Section 2.7. Overall Limit on Common Stock Issuable; Minimum Dollar Amount. Notwithstanding anything herein contained to the contrary, the number of shares of Common Stock issuable by the Company hereunder shall not exceed twenty percent of the outstanding Common Stock of the Company as of the date hereof, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting the Common Stock, (the "Maximum Common Stock Issuance"), unless the issuance of Common Stock hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company's stockholders in accordance with applicable law and the by-laws of the Company. Without limiting the generality of the foregoing, such stockholders' approval will duly authorize the issuance by the Company of shares of Common Stock totaling twenty percent or more of the Company's Common Stock outstanding on the date hereof. The parties understand and agree that the Company's failure to obtain such approval shall in no way adversely affect the validity and due authorization, as provided in Sections 4.4 and 4.6 hereof of the issuance and sale of Common Stock hereunder, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation provided in this
Section 2.7.

                                   ARTICLE III

                   Representations and Warranties of Investor

        The Investor represents and warrants to the Company that:

        Section 3.1. Intent. The Investor will be purchasing the Common Stock to be purchased by it hereunder for its own account and the Investor has no present intention or arrangement (whether or not legally binding) at any time to sell or distribute any such Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold such Common Stock for any minimum or other specific term and reserves the right to dispose of such Common Stock at any time in accordance with federal and state securities laws applicable to such disposition. The Investor understands that such Common Stock must be held indefinitely unless such Common Stock is, either at the time of purchase or subsequently, registered under the Securities Act or an exemption from registration is available. The Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

        Section 3.2. Sophisticated Investor. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act ("Regulation D")) and an accredited investor (as defined in Rule 501 of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in such Common Stock. The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

        Section 3.3. Authorization, Enforcement. (i) The Investor has the requisite power and authority to enter into and perform this Agreement all in accordance with the terms hereof, (ii) the execution and delivery of this Agreement and the consummation by the Investor of the transactions contemplated hereby to be performed and observed by the Investor have been duly authorized by the Investor, (iii) this Agreement has been duly executed and delivered by the Investor, and (iv) this Agreement constitutes the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application or the limitations on indemnification and contribution that may be imposed by Federal securities laws.

        Section 3.4. No Brokers. The Investor has taken no action which would give rise to any claim by any person for brokerage commission, finder fees, or similar payments relating to this Agreement or the transactions contemplated hereby.

        Section 3.5. Not an Affiliate. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

        Section 3.6. Organization and Standing. The Investor is duly organized, validly existing, and in good standing under the laws of the place of its organization set forth at the beginning of this Agreement. The Investor, if a corporation, partnership, trust or other entity, has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

        Section 3.7. Absence of Conflicts. The execution and delivery of this Agreement and any other documents or instruments executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements thereof, will not violate the Investor's organizational documents or any law, rule, regulation, order, writ, judgment, injunction, decree or award applicable to the Investor, or the provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, or result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or require the approval of any third party pursuant to any material contract, agreement, instrument, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

        Section 3.8. Disclosure, Access to Information. The Investor has received all documents, records, books and other information pertaining to Investor's Common Stock investment in the Company that have been requested by the Investor. The Investor further acknowledges that it understands that the Company is subject to the periodic reporting requirements of the Exchange Act, and the Investor has reviewed or received copies of any such reports that have been requested by it. The Investor has carefully reviewed the representations concerning the Company contained in this Agreement and has made inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Investor any and all written information which it has requested and have answered all inquiries made by the Investor; and the Investor has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof.

        Section 3.9. Manner of Sale. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising with respect to Investor's Common Stock investment.

        Section 3.10. Reliance on Company. The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and tax advisors. Except for any statements or representations of the Company made in this Agreement and the SEC Documents (as defined below), the Investor is not relying on any other statements or representations of the Company or any of its representatives or agents with respect to such investment.

        Section 3.11. Hart-Scott-Rodino. (A) The Person (as that term is defined in 16 C.F.R. ss.801.1(a)(I)) of which the Investor is a part does not have total assets or annual net sales of $100,000,000 or more, as measured under the applicable rules and regulations interpreting the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR"), and/or (B) for purposes of ss.802.9 of HSR, the Investor's acquisition of Common Stock will be made solely for the purposes of investment and, as a result of such acquisition and any such conversion or exercise, the Investor will hold ten percent or less of the voting securities of the Company outstanding on the date hereof, and/or (C) as a result of such acquisition and any such conversion or exercise, the Investor will not hold assets or voting securities of the Company valued at more than $1,500,000, and/or (D) the Investor is an Institutional Investor for purposes of ss.802.64 of HSR, such voting securities of the Company will be acquired directly by the Investor in the ordinary course of its business and solely for the purpose of investment (for purposes of such ss.802.64) and, as a result of any such acquisition the Investor will hold fifteen percent or less of the voting securities of the Company outstanding on the date hereof or voting securities of the issuer valued at $25,000,000 or less.

        Section 3.12. Ownership of Company Common Stock. Prior to execution of this Agreement, the Investor does not beneficially own any Common Stock of the Company.

                                   ARTICLE IV

                  Representations and Warranties of the Company

            The Company represents and warrants to the Investor that:

        Section 4.1. Company Status. The Company has registered its Common Stock pursuant to Section 12(b) or 12(g) of the Exchange Act, is in compliance in all material respects with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing of its

Common Stock, and such Common Stock is currently listed on the Principal Market. As of the date hereof the Company's "Principal Market" is the Nasdaq National Market.

        Section 4.2. Current Public Information. The Company has furnished the Investor with true and correct copies of the Company's latest proxy statement and Annual Report on Form 10-K and all reports and other documents filed with the SEC by the Company since December 31, 1996, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "SEC Documents")

        Section 4.3. General Solicitation in Regard to this Transaction. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf has conducted any "directed selling efforts" (as that term is defined in Rule 902(b) of Regulation S under the Securities Act) with respect to the Common Stock which may be acquired hereunder, nor has the Company conducted any general solicitation (as that term is used in Rule 502(c) of Regulation D) with respect to any of such Common Stock, nor have they made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of such Common Stock under the Securities Act.

        Section 4.4. Capitalization and Valid Issuance of Stock. As of December 31, 1997, the Company had an authorized capitalization consisting of 30,000,000 shares of Common Stock, par value $.01, and 10,000,000 shares of Preferred Stock, par value $.01. As of December 31, 1997, the Company had issued and outstanding 8,154,098 shares of Common Stock and no shares of Preferred Stock. All options and warrants to acquire shares of the Company's Common Stock, which were outstanding as of September 30, 1997 or which the Company was obligated to issue as of September 30, 1997, are described to the extent required in the SEC Documents. As of December 31, 1997, the Company had outstanding stock options to acquire a total of 989,865 shares of the Company's Common Stock, which outstanding options, to the extent issued or granted prior to September 30, 1997, are described to the extent required in the SEC Documents and, to the extent granted since September 30, 1997, are upon terms which are not materially different from the terms of those options as have been issued or granted on or before September 30, 1997. Except as described in the SEC Documents, the Company has not issued or granted and there are not as of the date hereof outstanding, nor has the Company undertaken or become obligated to issue or grant, any convertible securities or, apart from such stock options and warrants outstanding on the date hereof, any options, warrants or other rights to acquire Common Stock. All of the issued shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the Common Stock issuable pursuant to this Agreement, when issued, sold and delivered against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable; and the holders of outstanding Common Stock of the Company are not and shall not be entitled to preemptive or other rights afforded by the Company to subscribe for the capital stock or other securities of the Company as a result of the sale of the Common Stock to the Investor hereunder.

        Section 4.5. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries, except for those listed in the SEC Documents. The Company and each such subsidiary, if any, is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any effect on the ongoing business, operations, properties or financial condition of the entity with respect to which such term is used and which is material and adverse to such entity and other entities controlling or controlled by such entity, taken as a whole, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity with respect to which said term is used to enter into and perform its obligations under this Agreement, including the Registration Rights Exhibit.

        Section 4.6. Authorization, Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Common Stock pursuant to this Agreement, all in accordance with the terms hereof, (ii) the execution and delivery of this Agreement and the issuance of such Common Stock by the Company and the consummation by the Company of the transactions contemplated hereby to be performed and observed by the Company have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement has been duly executed and delivered by the Company, and (iv) this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application or the limitations on indemnification and contribution that may be imposed by Federal securities laws.

        Section 4.7. Corporate Documents. The Company has furnished or made available to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

        Section 4.8. No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Common Stock, do not and will not (i) result in a violation of the Company's Certificate or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except in the case of any of clause (i), (ii) or (iii) for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and/or sell such Common Stock in accordance with the terms hereof (other than any SEC, NASD or state securities filings which may be required or permitted to be made by the Company subsequent to this date hereof, and any registration statement which may be filed incident to this Agreement), provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein. For purposes of the Company's representations and warranties as to foreign law, rule or regulation made in clause (iii) above and in the next preceding sentence of this Section 4.8, such representations and warranties are made only to the best of the Company's knowledge insofar as the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby are or may be affected by the status of the Investor under or pursuant to any such foreign law, rule or regulation.

        Section 4.9. SEC Documents. The Company has delivered or made available to the Investor true and complete copies of the SEC Documents (including, without limitation, proxy information and solicitation materials). The Company has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements or to the extent they are subject to normal year-end audit adjustments) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        Section 4.10. No Material Adverse Change. Since December 31, 1996, no event which had or is likely to have a Material Adverse Effect on the Company has occurred or exists.

        Section 4.11. No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations which are material, individually or in the aggregate, and which are not disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December 31, 1996, and which, individually or in the aggregate, have had or are likely to have a Material Adverse Effect on the Company and upon any of its subsidiaries.

        Section 4.12. No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed.

        Section 4.13. No Integrated Offering. Prior to the date hereof, neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration under the Securities Act of the Common Stock issuable hereunder.

        Section 4.14. No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Investor relating to this Agreement or the transactions contemplated hereby and thereby.

        Section 4.15. Litigation and Other Proceedings. Except as may be set forth in the SEC Documents, there are no lawsuits or proceedings pending or threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which, if decided adversely, is reasonably expected to have a Material Adverse Effect on the Company or which might materially and adversely affect this Agreement or the transactions contemplated by this Agreement. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or requested of any court, arbitrator or governmental agency which is reasonably expected to result in a Material Adverse Effect on the Company or which might materially and adversely affect the transactions contemplated by this Agreement.

                                    ARTICLE V

                            Covenants of The Company

        Section 5.1. Registration Rights. The Registration Rights Exhibit is hereby incorporated herein by reference and is hereby made an integral part hereof as though fully set forth herein.

        Section 5.2. Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock hereunder; provided, however, that the number of shares of Common Stock initially so reserved, as of the beginning of each such fiscal quarter, on the date hereof shall not be less than 1,200,000 shares and provided further that in no event shall the number of shares so reserved be less than the number which might thereafter be issued at the Purchase Period Price Per Share of the Common Stock on the Principal Market as of the last trading day of the immediately preceding fiscal quarter. The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares of Common Stock actually delivered hereunder and the number of shares so reserved shall be increased to reflect stock splits and stock dividends and distributions and like transactions with respect to the Common Stock. In the event that, notwithstanding the foregoing, the Company determines that it does not have a sufficient number of authorized shares of Common Stock to reserve and keep available for issuance as described in this Section 5.2, the Company shall use its best efforts to increase the number of authorized shares of Common Stock by seeking stockholder approval for the authorization of such additional shares.

        Section 5.3. Listing of Shares. The Company hereby agrees, promptly following the date hereof, to take such action required, if any, as may be required to cause 1,200,000 shares of Common Stock which may be or become issuable hereunder to be listed on the Principal Market as promptly as possible but no later than ninety (90) days following the date hereof. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application all of the Common Stock so issuable and will take such other action as is necessary or desirable to cause the Common Stock to be listed on such other Principal Market as promptly as possible.

        Section 5.4. Exchange Act Registration. The Company will use its best efforts to cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under said Act, and will not take any action or file any document (whether or not permitted by said Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act. The Company will take all reasonable action necessary to continue the listing and trading of its Common Stock on the Principal Market and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and the Principal Market.

        Section 5.5. A. Legends. Except as hereinafter provided, certificates evidencing any Common Stock issued hereunder will bear the following legend (the "Legend").

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.

        On the date hereof, the Company will issue to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock coterminous with the Company's appointment of any such substitute or replacement transfer agent) instructions in substantially the form and substance of the Transfer Agent Irrevocable Instruction Exhibit which is annexed hereto and hereby made a part hereof as Exhibit 5.5. Such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be, except as otherwise expressly provided in the Registration Rights Exhibit. Notwithstanding the foregoing, such Irrevocable Instruction may be revoked if required by a change in law, as determined mutually by counsel to the Company and counsel to the Investor or the successors and assigns of the Investor. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent for the Common Stock from time to time to issue certificates evidencing Common Stock free of the Legend and/or stock transfer restrictions during the following periods and under the following circumstances and without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction to the transfer agent by or from the Company or its counsel:

               (a) For so long as the Registration Statement remains effective, other than during any period of time (a "Black-Out Period") during which the Registration Statement is not effective, for any reason or no reason, or during which the Company has suspended the use of the Registration Statement pursuant to Section 7 of the Registration Rights Exhibit,

                      (i) incident to the issuance of Common Stock hereunder by the Company; and

                      (ii) upon any surrender of one or more certificates evidencing Common Stock and which bear the Legend;

provided that in connection with such event, a notice is provided to the transfer agent and copied to the Company and its counsel representing that (i) the holder of or the person or entity acquiring such shares of Common Stock has sold or intends promptly to sell such shares pursuant to and in accordance with the Registration Statement, including the prospectus delivery requirements applicable thereto, and that (ii) to the holder's knowledge, which has been confirmed in writing by the Company, the Registration Statement was or will be effective on the date of the sale and the sale did not occur or will not occur during a Black-Out Period, and requesting that certificates for the shares sold or to be sold be issued free of the Legend to the transferee of the holder or to the holder, as the case may be; and provided further that if, in the event of any such representation in accordance with Clause (i) of the preceding proviso, such certificate evidencing the Common Stock so sold or to be sold is not delivered incident to or for purposes of the completion of such sale within ten
(10) Business Days after the receipt of such certificate by the Holder or by the Holder's designee, the Holder will return such certificate to the transfer agent for the purpose of enabling the transfer agent to add the Legend to such Certificate and then return the legended certificate to the Holder.

               (b) At any time from and after the date hereof, upon any surrender of one or more certificates evidencing Common Stock and which bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing or also accompanied by an opinion of counsel satisfactory to the Company that (i) the then holder thereof is permitted to dispose thereof pursuant to Rule 144(k) under the Securities Act or (ii) such holder intends to effect the sale or other disposition of such stock, whether or not pursuant to the Registration Statement, to a purchaser or purchasers who will not be subject to the registration requirements of the Act, or (iii) such holder or the disposition of such Common Stock is not then subject to such requirements.

               B. No Other Legend or Stock Transfer Restrictions. No other restrictive legends have been or shall be placed on the share certificates representing such Common Stock and no instructions or "stop transfers," so called, "stock transfer restrictions," so called, or other restrictions have been or shall be given to the Company's transfer agent with respect thereto, other than as expressly set forth in Section 5.5 A. hereof.

               C. Investor's Compliance. Nothing in this Section 5.5 shall affect in any way each holder's obligations under and agreement to comply with all applicable securities laws upon resale of such Common Stock.

        Section 5.6. Corporate Existence. The Company will take all steps reasonably necessary to preserve and continue the corporate existence of the Company.

        Section 5.7. Additional SEC Documents. The Company will furnish to the Investors upon request, promptly after the originals thereof are submitted to the SEC for filing, copies of all SEC Documents so furnished or submitted to the SEC.

                                   ARTICLE VI

                             Preliminary Put Notice

        In order to provide the Investor's designated representatives adequate opportunity to conduct appropriate due diligence in connection with each Put Notice, the Company shall deliver to the Investor, at least seventeen (17) calendar days prior to the delivery of each Put Notice, a Preliminary Put Notice, which Notice shall state that the Company is considering delivery of a Put Notice to the Investor seventeen (17) or more calendar days following delivery of the Preliminary Put Notice (a "Preliminary Put Period"). In no event shall delivery of a Preliminary Put Notice to the Investor obligate the Company to deliver any Put Notice to the Investor, provided, however, that if the Company fails on more than two occasions to deliver a Put Notice within thirty (30) days of delivery of a Preliminary Put Notice, then the Company shall pay the reasonable due diligence costs of the Investor with respect to each subsequent Preliminary Put Notice delivered, not to exceed $15,000 in each such case.

                                  ARTICLE VII

                                   Conditions

        Section 7.1. Conditions Precedent to the Obligation of the Company to Sell Shares. The obligation hereunder of the Company to issue and/or sell the Shares to the Investor is further subject to the satisfaction, at or before each Closing, of each of the following conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

               (a) Accuracy of the Investor Representations and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of each Closing Date as though made at that time (except for representations and warranties that speak as of a particular date or refer to a particular point in time).

               (b) Performance by the Investor. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such date.

               (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

        Section 7.2. Conditions Precedent to the Obligation of the Investor to Purchase any Shares. The obligation of the Investor hereunder to acquire and pay for Shares is subject to the satisfaction, at or before each Closing, of each of the following conditions set forth below. These conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion.

               (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Closing Date, as though made at that time (except for (i) representations and warranties that speak as of a particular date or refer to a particular point in time and (ii) with respect to the representations made in Sections 4.10, 4.11 and 4.15 hereof, events which occur on or after the date of this Agreement and are disclosed in SEC filings made by the Company prior to such Closing).

               (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such Closing.

               (c) Principal Market. Trading in the Company's Common Stock shall not then be suspended by the SEC or the Principal Market (except for any suspension of trading of limited duration agreed to between the Company and the Principal Market, solely to permit dissemination of material information regarding the Company), and trading in securities generally as reported by the Principal Market, shall not then be suspended or minimum prices shall not have been established on securities whose trades are reported by the Principal Market.

               (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (e) Opinion of Counsel, Etc. At the first Closing to occur in each Purchase Period and at the last Closing to occur in each Purchase Period, the Investor shall have received an opinion of outside counsel to the Company, in form attached hereto as Exhibit 7.2(e), dated the effective date of such Closing.

               (f) Effectiveness of Registration Statement. The Registration Statement shall be effective at the time of each Closing and no stop order suspending the effectiveness of the Registration Statement shall have been instituted or shall be pending.

               (g) Accuracy of Registration Statement. At the time of each Closing, subject to Section 9.2(c) hereof, the Registration Statement (including information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (h) Auditor's Letter. At the first Closing to occur in each Purchase Period, the Investor shall have received a letter of the type, in the form and with the substance of the letter described in Section 2(b)(iii) of the Registration Rights Exhibit.

               (i) Officer's Certificate. At each Closing the Investor shall have received a certificate(s) substantially in the form of the certificate attached hereto as Exhibit 7.2(i) from the CEO and/or CFO of the Company relating to the representations and warranties of the Company herein which shall be satisfactory to the Investor in form and substance.

               (j) No Bankruptcy Filing. There shall have been no filing of a petition in bankruptcy, either voluntarily or involuntarily with respect to the Company and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, and there shall have been no calling of a meeting of creditors of the Company or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for, with or without the consent or acquiescence of the Company.

                                  ARTICLE VIII

                                   Termination

        Section 8.1. Optional Termination. This Agreement may be terminated (i) at any time by the mutual written consent of the Company and the Investor and upon payment by the Company to the Investor of the amount of the Shortfall Compensation, if any, then due, or (ii) at any time upon written notice delivered to the Investor by the Company and upon payment by the Company to the Investor of the amount of the Shortfall Compensation, if any, then due. The representations, warranties and covenants contained in or incorporated into this Agreement, insofar as applicable to the transactions consummated hereunder prior to such termination, shall survive its termination for the period of any applicable statute of limitations.

        Section 8.2. Automatic Termination. This Agreement shall automatically terminate without any further action of either party hereto (a) when the Investor has invested an aggregate of $10,000,000 in the Common Stock of the Company pursuant to this Agreement, apart from additional amounts which may be invested pursuant to Section 2.2(a); provided that the representations, warranties and covenants contained in this Agreement insofar as applicable to the transactions consummated hereunder prior to such termination, shall survive the termination of this Agreement for the period of any applicable statute of limitations or (b) on the date which is 27 months from the date hereof.

        All representations, warranties and covenants shall survive the termination of this Agreement.

        Section 8.3. Change in Control. From and after the date hereof upon any Change of Control (as defined below), the Company shall no longer have the right to deliver any

Put Notice to the Investor but shall pay to the Investor, in cash, on the Business Day prior to such Change of Control the amount of any Shortfall Compensation, if any, then due, unless otherwise agreed by the Investor. A "Change of Control" shall mean any transaction or series of transactions which results in any person or affiliated group of persons becoming the beneficial owner of 50% or more of the voting stock of the Company or constituting 50% or more of the Company's board of directors.

                                   ARTICLE IX

                                  Miscellaneous

        Section 9.1. Fees and Expenses. (a) Upon execution of this Agreement (i) the Company shall pay to the Investor an amount equal to $150,000 by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the Investor and (ii) the Company shall issue to the Investor a three-year Common Stock purchase warrant exercisable for 25,000 shares of Common Stock at an exercise price equal to 125% of the closing market price of the Common Stock on the Business Day immediately preceding the date hereof.

               (b) As a further inducement to the Investor to enter into this Agreement, the Company agrees to reimburse the Investor or its designees or clients, as applicable, for reasonable expenses relating to the negotiation and execution of this Agreement and any closings hereunder up to $50,000 in the aggregate. Such amounts to be paid promptly upon submission of an invoice by the Investor to the Company.

               (c) Except as otherwise set forth in this Section 9.1 and Article VI, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys' fees and expenses incurred by either the Company or by any Holder in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may be. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Shares issued pursuant hereto.

        Section 9.2.  Specific Enforcement; Consent to Jurisdiction.

               (a) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

               (b) Each of the Company and the Investor (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court and other courts of the United States sitting in New York City for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and, if such court or courts shall lack or deny jurisdiction thereof, of the courts of the State of New York sitting in New York City and having jurisdiction thereof and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

               (c) In the event that a dispute arises between the Company and the Investor as to whether the condition set forth in Section 7.2(g) hereof has been satisfied with respect to any Closing, the Investor shall not be required to perform at such Closing unless such condition has been satisfied to the Investor's reasonable satisfaction. If any dispute arises with respect to the foregoing, the Company shall have the burden of proof in showing that the Investor acted unreasonably.

        Section 9.3. Entire Agreement; Amendments. Other than with respect to matters described in the Registration Rights Exhibit and documents and agreements relating thereto and hereto, this Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

        Section 9.4. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon hand delivery or delivery by facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received). The addresses for such communications shall be:

        to the Company:      Penederm Incorporated
                             320 Lakeside Drive, Suite A
                             Foster City, CA  94404
                             Attn:  Michael Bates, Chief Financial Officer
                             Fax:  650-358-0101

        with copies to:      Richard Friedman
                             Heller Ehrman White & McAuliffe
                             525 University Avenue, Suite 900
                             Palo Alto, CA 94301-1900
                             Fax: 650-324-0638

        to the Investor:     Promethean Investment Group, L.L.C.
                             40 West 57th Street, Suite 1520
                             New York, New York 10019
                             Attn: James F. O'Brien, Jr., Managing Member
                             Fax: 212-698-0505

        with copies to:      Bingham Dana LLP
                             150 Federal Street
                             Boston, Massachusetts 02110
                             Attn: James C. Stokes, Esq.
                             Fax:  617-951-8736

Any of the foregoing may from time to time change its address for notices under this Section 9.4 by giving written notice of such changed address to the other party hereto.

        Section 9.5. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The parties hereto waive any and all rights to a jury trial in connection with any action or proceeding arising under this Agreement or transactions contemplated hereby or thereby.

        Section 9.6. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

        Section 9.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. Neither the Company nor the Investor shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought); provided, however, that the Company may assign its rights and obligations hereunder to any acquirer of substantially all of the assets or a controlling equity interest of the Company provided that such assignment shall be subject to (i) the Change of Control provisions contained in Section 8.3 above, (ii) Investor's prior written consent which consent may not be unreasonably withheld; and provided further that the Investor may assign its rights and obligations hereunder to any person or entity either controlled by the Investor or whose portfolio investments are made through accounts over which the Investor has discretionary authority without the Company's consent, and other than those described in the immediately preceding clause, with the Company's prior written consent, which consent may not be unreasonably withheld. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

        Section 9.8. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

        Section 9.9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflict of laws.

        Section 9.10. Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other party within five days of the execution and delivery hereof.

        Section 9.11. Publicity. The Company and the Investor shall obtain the prior written consent of the other party before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, provided the foregoing shall not interfere with the legal obligations of either party with respect to public disclosure; and provided further, that neither the Company nor the Investor shall be required to consult with the other if any such press release or public statement does not specifically name the other.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                       PENEDERM INCORPORATED


                                       By: /s/ Michael A. Bates
                                          --------------------------------------
                                       Name: Michael A. Bates
                                       Its Vice President, Finance and
                                           Administration


                                       PROMETHEAN INVESTMENT GROUP
                                       L.L.C.

                                       By: /s/ James F. O'Brien, Jr.
                                          --------------------------------------
                                                James F. O'Brien, Jr.
                                                  Managing Member